VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

Consolidated net revenues totaled $470.8 million for the fiscal year, compared to $500.0 million last year

Net income totaled $7.8 million, or $0.25 per diluted share, for the fiscal year, compared to a net loss of ($59.7) million, or ($1.90) per diluted share, last year

Non-GAAP net income totaled $17.2 million, or $0.55 per diluted share, for the fiscal year, compared to a net loss of ($3.2) million, or ($0.10) per diluted share, last year

Strong balance sheet, with cash and cash equivalents of $77.3 million, no debt, and year-over-year inventories down nearly 17%

Management provides guidance for fiscal year ending February 1, 2025

FORT WAYNE, Ind., March 13, 2024 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced its financial results for the fourth quarter and fiscal year ended February 3, 2024 (“Fiscal 2024”).

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. Vera Bradley on a stand-alone basis refers to the Vera Bradley brand.

Fourth Quarter and Fiscal Year-End Comments

Jackie Ardrey, Chief Executive Officer of the Company, stated, “We are pleased with the completion of the first full year of our turnaround story. We have successfully pivoted the organization toward a bright future and effectively managed both the existing business as well as the turnaround efforts, through Project Restoration, which will begin to bear fruit in the coming year. Our teams continued to carefully manage both gross margin and expenses in the fourth quarter, consistent with efforts earlier in the year.

“We have improved discipline around gross margin management and cost control, which will continue. In addition to this discipline, our strategic efforts are focused on stabilizing and growing our sales base. Our recent sales results demonstrate the need for change in our branding, product assortments, and store environments – the exact areas that Project Restoration addresses to position Vera Bradley, Inc. for long-term, profitable growth. After a year of foundational work, we are very excited about the customer-facing changes through Project Restoration that we will unveil this year.”

“For the fourth quarter, Vera Bradley brand revenues fell 6.1%, with soft sales in all Direct channels,” Ardrey continued. “Sales were also negatively impacted by store closures over the last twelve months. Customers responded to some of our latest product collaborations and to our newer product offerings like leather, but overall, they continued to be more discriminating with their discretionary spending in light of the macroeconomic environment. A bright spot was the November transformation of our online outlet from a flash-sale model to an everyday extension of our outlet stores. This brought new customers to the brand and helped offset weakness in the outlet store channel. On the Indirect side, our wholesale partners were cautious with inventory buys in the fourth quarter.

“Pura Vida year-over-year fourth quarter sales declined 21.6%, primarily due to decreases in ecommerce and wholesale revenues, as external marketing costs continued to rise and marketing effectiveness remained challenging. Our holiday gifts, like our annual Advent Box, and engraving categories performed best for the quarter. While we are actively addressing revenue stabilization and marketing effectiveness at Pura Vida, our key focus is managing the business for profitability. As a result, we drove meaningful year-over-year operating margin improvement for the fourth quarter and full year.”

Ardrey continued, “We continued to strengthen our already-strong balance sheet, adding to our year-over-year cash position while strategically reducing our inventory levels. This strength is critical as we navigate an uncertain retail climate while supporting Project Restoration initiatives."

“We ended the fiscal year with consolidated revenues of nearly $471 million,” Ardrey added. “We generated GAAP net income of $7.8 million, or $0.25 per diluted share, a return to profitability from a sizable loss last year. Excluding charges on a non-GAAP basis, net income for the fiscal year totaled $17.2 million, or $0.55 per diluted share. This improved profitability was primarily driven by gross margin performance and disciplined expense control.”

Update on Project Restoration and Looking Ahead

Ardrey noted, “A little over a year ago, we began a comprehensive review of the consumer, brand, product, and channel components for both of our brands. This work culminated in our long-term strategic plan, Project Restoration, which addresses each of these four pillars. Through Project Restoration, we are taking targeted and prudent actions to stabilize revenues, while remaining focused on strong financial discipline. We believe execution of Project Restoration will drive long-term profitable growth and deliver value to our shareholders.

“Over the last twelve months, we have made significant progress on this Company-wide, comprehensive initiative, focusing on the four key pillars of the business for each brand.

“At Vera Bradley, Project “New Day” launches in mid-July, and is the first manifestation of our Project Restoration work and a full pivot from where we are today. It includes, among other things, the reveal of our new and elevated full-line branding and marketing, product, store design, and website. Our work on this initiative was informed by consumer research and current perceptions of the brand from both buyers and non-buyers. We believe we have the ability to attract new customers while keeping our current fans through product innovations and new marketing campaigns designed to inspire joy and connection. Our new assortment has broad appeal and uses new, higher quality, and softer fabrics and styles designed to not only look great, but feel great.

“I’d like to give you some more details on the progress within each pillar:
•Consumer: We are focusing on restoring brand relevancy, targeting casual and feminine 35 to 54 year old women who value both fashion and function. Our focus on the 35 to 54 year old led us in search of data to understand where and how she shops. We are using this data to target new customers and embark on new partnerships, licensing deals, and collaborations to extend our reach.
•Brand: We are strategically marketing our distinctive and unique position as a feminine, fashionable brand that connects with consumers on a deep, emotional level. Vera Bradley is a strong brand, with tremendous brand recognition, and we are going to make it even stronger by telling a new story about it. We are refocusing our marketing and elevating our creative efforts through digital marketing, public relations, and store initiatives to drive interest and gain new customers.
•Product: We are refocusing on core categories and items we are “best at,” such as travel and bags, by innovating and expanding within our core products. We are elevating our colorful feminine heritage, keeping it distinctive but more trend-right and modern through updated prints, colors, styles, and designs. We’ve improved the quality of most of our fabrics while keeping our commitment to increased use of preferred fibers, and our retail price structure is unchanged. Although the assortment will look new, it is unmistakably Vera Bradley, and our existing customers will still recognize their favorite styles and our distinctive colors, patterns, and quilting.
•Channel: We are building a balanced footprint that more clearly differentiates our full-line and outlet assortments and experience. We plan to open two full-line stores and one factory store this year, relocate existing stores where needed, and update our full-line stores with new branding and an improved shopping experience. We are also exploring new full-line formats with a focus on lifestyle centers. Finally, maintaining brand-right wholesale relationships is important, and we are actively working with new specialty retailers where we know our customer is shopping. We will also accelerate our digital-first focus and online reach. We are improving our online shopping experience and elevating creative and experiences, while offering our outlet assortment online on verabradleyoutlet.com for the first time ever.

“At Pura Vida, we are shifting our focus to delivering profitability and balancing the ecommerce business with wholesale and retail stores. Pura Vida’s revenues have declined the last two quarters largely as a result of increased digital media costs that led to lower new customer acquisition. We’ve diversified our marketing spend and are making additional efforts to retain customers while continuing to work on each pillar of Project Restoration.

•Consumer: We are sharpening our focus on the 18 to 24 year old collegiate girl. We will shift our marketing strategy to increase appeal to Gen Z, based on our most recent research.
•Brand: We are recentering our brand ethos on “living life to the fullest,” sharing real moments, places, and faces in our marketing campaigns, and sharpening our focus on Gen Z. We are also investing in new tools to improve site experience and conversion.
•Product: We are focusing on delivering unique, fun, playful designs that are affordable and accessible with a dominant emphasis on bracelets and jewelry, as well as other strategic, adjacent categories. We will continue to innovate around string bracelets, jewelry, and accessories.
•Channel: We continue to have a strong focus on restoring profitable e-commerce growth, with a greater focus on repeat purchases, as well as strategic growth of wholesale. Additionally, our success in retail stores has driven us to find new store locations for this year and beyond. We expect to open at least two additional stores this year.”

Summary of Financial Performance for the Fourth Quarter

Consolidated net revenues totaled $133.3 million for the current year fourth quarter compared to $147.1 million in the prior year fourth quarter.

For the current year fourth quarter, Vera Bradley, Inc.'s consolidated net loss totaled ($1.9) million, or ($0.06) per diluted share. These results included $5.4 million of net after tax charges, comprised of $4.2 million of intangible asset impairment charges, $0.6 million for the amortization of definite-lived intangible assets, $0.4 million of severance charges, and $0.2 million of professional and consulting fees associated with strategic initiatives. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated fourth quarter net income totaled $3.5 million, or $0.11 per diluted share.

For the prior year fourth quarter, Vera Bradley, Inc.’s consolidated net loss totaled ($28.2) million, or ($0.91) per diluted share. These results included $27.2 million of net after tax charges, comprised of $22.6 million of goodwill and intangible asset impairment charges; $2.4 million of severance, retention, and stock-based retirement compensation charges; $0.8 million related to new CEO sign-on bonus and relocation expenses; $0.5 million for the amortization of definite-lived intangible assets; $0.6 million of purchase order cancellation fees; and $0.3 million of consulting and professional fees primarily associated with strategic initiatives. On a non-GAAP basis, Vera Bradley, Inc.’s prior year consolidated fourth quarter net loss totaled ($1.0) million, or ($0.03) per diluted share.

Summary of Financial Performance for the Fiscal Year

Consolidated net revenues totaled $470.8 million for Fiscal 2024 compared to $500.0 million for Fiscal 2023.

For the current fiscal year, Vera Bradley, Inc.’s consolidated net income totaled $7.8 million, or $0.25 per diluted share. These results included $9.4 million of net after tax charges, comprised of $4.2 million of intangible asset impairment charges, $2.3 million for the amortization of definite-lived intangible assets, $2.2 million of severance charges, and $0.7 million of consulting and professional fees primarily associated with strategic initiatives. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income for the fiscal year totaled $17.2 million, or $0.55 per diluted share.

For the prior fiscal year, Vera Bradley, Inc.’s consolidated net loss totaled ($59.7) million, or ($1.90) per diluted share. These results included $56.5 million of net after tax charges, comprised of $40.7 million of goodwill and intangible asset impairment charges; $7.4 million of severance, retention, and stock-based retirement compensation charges; $3.3 million of consulting and professional fees primarily associated with cost savings initiatives, the CEO search, and strategic initiatives; $1.9 million for the amortization of definite-lived intangible assets; $1.2 million of purchase order cancellation fees; $1.1 million of store and right-of-use asset impairment charges; $0.8 million related to the new CEO sign-on bonus and relocation expenses; and $0.1 million of goodMRKT exit costs. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated prior year net loss totaled ($3.2) million, or ($0.10) per diluted share.

Fourth Quarter Details

Current year fourth quarter Vera Bradley Direct segment revenues totaled $93.0 million, a 6.6% decrease from $99.5 million in the prior year fourth quarter. Comparable sales decreased 10.0% from the prior year. The Company also permanently closed eight full-line stores and one outlet store and opened three outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $16.1 million, a 3.7% decrease over $16.7 million in the prior year fourth quarter. The decrease was primarily related to lower sales to certain specialty partners and key accounts.

Pura Vida segment revenues totaled $24.2 million, a 21.6% decrease from $30.9 million in the prior year fourth quarter, primarily due to declines in ecommerce and wholesale sales.

Fourth quarter consolidated gross profit totaled $69.6 million, or 52.3% of net revenues, compared to $60.0 million, or 40.8% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, prior year consolidated gross profit totaled $60.7 million, or 41.3% of net revenues. The current year gross profit rate compared to the prior year non-GAAP rate was favorably impacted by lower year-over-year inventory reserve charges, lower inbound and outbound freight expense, lower supply chain costs, and the sell-through of previously-reserved inventory, partially offset by increased promotional activity. Prior year gross profit was materially impacted by inventory reserve charges and high inbound and outbound freight expense, as well as overhead costs.

Consolidated SG&A expense for the fourth quarter totaled $67.2 million, or 50.4% of net revenues, compared to $70.0 million, or 47.6% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, consolidated SG&A expense totaled $65.7 million, or 49.3% of net revenues, compared to $64.4 million, or 43.8% of net revenues, in the prior year fourth quarter. Vera Bradley’s current year non-GAAP SG&A expenses were higher than the prior year primarily due to incremental marketing expenses in the quarter, partially offset by savings from Company-wide cost reduction initiatives across various areas of the enterprise.

The Company’s fourth quarter consolidated operating loss totaled ($2.8) million, or (2.1%) of net revenues, compared to an operating loss of ($49.8) million, or (33.8%) of net revenues, in the prior year fourth quarter. On a non-GAAP basis, fourth quarter consolidated operating income totaled $4.1 million, or 3.1% of net revenues, compared to a consolidated net operating loss of ($3.5) million, or (2.4%) of net revenues, in the prior year.

By segment:
•Vera Bradley Direct fourth quarter operating income was $18.2 million, or 19.6% of Direct net revenues, compared to $18.5 million, or 18.6% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct fourth quarter operating income was $18.4 million, or 19.8% of Direct net revenues, compared to $19.0 million, or 19.1% of Direct net revenues, in the prior year.
•Vera Bradley Indirect fourth quarter operating income was $4.4 million, or 27.4% of Indirect net revenues, compared to $4.6 million, or 27.3% of Indirect net revenues, in the prior year. On a non-GAAP basis, current year Indirect fourth quarter operating income was $4.7 million, or 29.3% of Indirect sales, compared to $4.7 million, or 28.3% of Indirect net revenues, in the prior year.
•Pura Vida’s current year fourth quarter operating loss was ($7.3) million, or (30.2%) of Pura Vida net revenues, compared to an operating loss of ($49.8) million, or (161.2%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s current year fourth quarter operating loss was ($1.0) million, or (4.1%) of Pura Vida net revenues, compared to ($8.8) million, or (28.4%) of Pura Vida net revenues, in the prior year.
Details for the Fiscal Year

Vera Bradley Direct segment revenues for the current fiscal year totaled $309.9 million, a 5.6% decrease from $328.2 million in the prior year. Comparable sales declined 7.1% for the fiscal year, and the Company permanently closed eight full-line stores and one outlet store while opening three outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues for the fiscal year totaled $73.8 million, a 0.7% increase over $73.3 million in the prior year, primarily reflecting an increase in certain key account orders, partially offset by a decline in certain specialty partner revenues.

Current year Pura Vida segment revenues totaled $87.1 million, an 11.5% decrease from $98.4 million in the prior year, reflecting declines in ecommerce and wholesale sales, partially offset by growth in retail store sales.

Consolidated gross profit for the current fiscal year totaled $256.4 million, or 54.5% of net revenues, compared to $238.9 million, or 47.8% of net revenues, last year. On a non-GAAP basis, prior year gross profit totaled $240.5 million, or 48.1% of net revenues. The current year gross profit rate compared to the prior year non-GAAP rate was favorably impacted by lower year-over-year inventory reserve charges, lower year-over-year inbound and outbound freight expense, lower supply chain costs, and the sell-through of previously-reserved inventory, partially offset by an increase in promotional activity.

For the fiscal year, consolidated SG&A expense totaled $241.5 million, or 51.3% of net revenues, compared to $265.0 million, or 53.0% of net revenues, in the prior year. On a non-GAAP basis, SG&A expense totaled $234.7 million, or 49.9% of net revenues, in the current year, compared to $245.3 million, or 49.1% of net revenues, in the prior year. The decline in the current year non-GAAP SG&A expenses from the prior year was driven by Company-wide cost reduction initiatives across the enterprise.

For the fiscal year, the Company’s consolidated operating income totaled $10.4 million, or 2.2% of net revenues, compared to an operating loss of ($94.9) million, or (19.0%) of net revenues, in the prior year. On a non-GAAP basis, the Company’s consolidated operating income was $22.6 million, or 4.8% of net revenues, compared to a consolidated operating loss of ($4.4) million, or (0.9%) of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $61.9 million, or 20.0% of Direct net revenues, compared to $51.1 million, or 15.6% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct operating income was $62.4 million, or 20.2% of Direct net revenues, compared to $53.2 million, or 16.2% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $24.3 million, or 32.9% of Indirect net revenues, compared to $23.0 million, or 31.3% of Indirect net revenues, in the prior year. On a non-GAAP basis, current year Indirect operating income totaled $24.6 million, or 33.3% of Indirect net revenues, compared to $23.3 million, or 31.7%, in the prior year.
•Pura Vida’s operating loss was ($2.3) million, or (2.7%) of Pura Vida net revenues, compared to an operating loss of ($78.6) million, or (79.9%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s current year operating income was $6.3 million, or 7.2% of Pura Vida net revenues, compared to an operating loss of ($5.4) million, or (5.5%) of Pura Vida net revenues, in the prior year.

Balance Sheet

Net capital spending for the fiscal year totaled $3.8 million compared to $8.2 million in the prior year.

Cash and cash equivalents as of February 3, 2024 totaled $77.3 million compared to $46.6 million at the prior fiscal year end. The Company had no borrowings on its $75 million ABL credit facility at fiscal year end.

Total fiscal year-end inventory was $118.3 million, compared to $142.3 million at last fiscal year end. Total current year inventory was lower than the prior year primarily due to reduced year-over-year inventory purchases and reduced inbound shipping cost and overhead expenses.

During the fourth quarter, the Company repurchased approximately $0.3 million of its common stock (approximately 39,000 shares at an average price of $7.39), bringing the Company’s Fiscal 2024 purchases to $2.2 million (approximately 0.4 million shares at an average price of $6.10). There is $25.5 remaining under the Company’s $50.0 million share repurchase authorization, which expires in December 2024. Since Fiscal 2015, the Company has repurchased $135.1 million, or approximately 12.4 million shares, of its common stock.

Forward Outlook

Management is providing estimates for the fiscal year ending February 1, 2025 (“Fiscal 2025”) based on current macroeconomic trends and expectations and implementation of components of Project Restoration. Ardrey noted, "We anticipate the Fiscal 2025 macroeconomic environment to continue to be unpredictable and that this year will continue to be a rebuilding year for the Company, as we start to unveil the results of Project Restoration mid-year. We expect to continue to take advantage of gross margin improvement opportunities and will manage our expense structure diligently.”

Excluding net revenues, all guidance-related numbers referenced below are non-GAAP. The prior year income statement numbers used in the forward-looking discussion below are also non-GAAP because they exclude the previously disclosed charges for intangible asset impairment charges, amortization of definite-lived intangible assets, severance charges, and professional and consulting fees primarily associated with strategic initiatives. Current year guidance also excludes any similar charges.

For Fiscal 2025, the Company’s expectations are as follows:
•Consolidated net revenues of $460 to $480 million. Net revenues totaled $470.8 million in Fiscal 2024. We expect Vera Bradley brand sales to grow by low-single digits for the year, with accelerating sales in the second half as we launch our new products, branding, and marketing. We anticipate Pura Vida brand sales will decline in the mid-teen range as we continue to manage the business for profitability by addressing marketing efficiencies impacting ecommerce sales, partially offset by increased retail sales.
•A consolidated gross profit percentage of 54.0% to 55.0% compared to 54.5% in Fiscal 2024. The fiscal 2025 gross profit rate is expected to be relatively flat to last year due to product margin improvements and lower supply chain costs, offset by increased shipping costs.
•Consolidated SG&A expense of $229 to $239 million compared to $234.7 million in Fiscal 2024. Year-over-year SG&A expenses are expected to be relatively flat to last year, driven by incremental marketing investment intended to drive sales and accelerate customer file growth, offset by Company-wide expense reductions and lower Pura Vida expenses.

•Consolidated operating income of $21.0 to $24.5 million compared to $22.6 million in Fiscal 2024.
•Free cash flow of approximately $10 million compared to $44.2 million in Fiscal 2024.
•Consolidated diluted EPS of $0.54 to $0.62 based on diluted weighted-average shares outstanding of 30.1 million and an effective tax rate of approximately 28%. Diluted EPS totaled $0.55 last year.
•Net capital spending of approximately $12 to $14 million compared to $3.8 million in the prior year, reflecting investments associated with new and remodeled stores as well as technology and logistics enhancements.

53rd Week

The current year fourth quarter consisted of 14 weeks compared to 13 weeks in the prior year fourth quarter ended January 28, 2023. Fiscal 2024 consisted of 53 weeks compared to 52 weeks in the prior fiscal year ended January 28, 2023 (“Fiscal 2023”). Comparable sales were calculated based on 13 weeks in each fourth quarter and 52 weeks in each fiscal year. Management estimates that the additional week contributed approximately $6 million in net revenues and increased diluted earnings per share by approximately $0.01 for both the current year fourth quarter and Fiscal 2024.

Non-GAAP Numbers

The current year non-GAAP fourth quarter and fiscal year income statement numbers referenced in this release exclude the previously outlined intangible asset impairment charges, amortization of definite-lived intangible assets, severance charges, and professional and consulting fees primarily associated with strategic initiatives. The prior year non-GAAP fourth quarter income statement numbers referenced in this release exclude the previously outlined charges for goodwill and intangible asset impairment; severance, retention, and stock-based retirement compensation; new CEO sign-on bonus and relocation; amortization of definite-lived intangible assets; purchase order cancellation fees; and consulting and professional fees primarily associated with strategic initiatives. The prior year non-GAAP fiscal year income statement numbers also exclude the previously outlined charges for cost savings initiatives and the CEO search, store and right-of-use asset impairment charges, and goodMRKT exit costs.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including free cash flow (cash usage); gross profit; selling, general, and administrative expenses; operating income (loss); net income (loss); net income (loss) attributable and available to Vera Bradley, Inc.; and diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Adjustments to Prior Year Non-GAAP Numbers

The Company continuously evaluates the non-GAAP financial measures it uses, the manner in which non-GAAP financial measures are calculated, and the adjustments it makes to GAAP results to derive non-GAAP financial measures. In the fourth quarter of Fiscal 2024, the Company has now excluded inventory reserve adjustments from non-GAAP financial measures and revised prior period non-GAAP financial measures to conform the calculation of non-GAAP financial measures across all periods and provide comparability. As a result, prior year fourth quarter and fiscal year gross margin, operating income, and net income numbers have been adjusted from those previously reported.

Call Information

A conference call to discuss results for the fourth quarter and fiscal year is scheduled for today, Wednesday, March 13, 2024, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 407-0779, and enter the access code

13742953. A replay will be available shortly after the conclusion of the call and remain available through March 27, 2024. To access the recording, listeners should dial (844) 512-2921, and enter the access code 13742953.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories. The Company acquired the remaining 25% of Pura Vida in January 2023.
The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Factory Outlet stores in the United States, www.verabradley.com, Vera Bradley’s online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,600 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.ca, and www.puravidabracelets.eu; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement
Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 28, 2023. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:

Julia Bentley
jbentley@verabradley.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	February 3, 2024	January 28, 2023
Assets
Current assets:
Cash and cash equivalents	$77,303	$46,595
Accounts receivable, net	17,112	22,105
Inventories	118,278	142,275
Income taxes receivable	461	1,311
Prepaid expenses and other current assets	12,803	14,276
Total current assets	225,957	226,562
Operating right-of-use assets	66,488	77,954
Property, plant, and equipment, net	54,256	58,674
Intangible assets, net	7,573	15,918
Deferred income taxes	20,355	21,542
Other assets	6,157	3,851
Total assets	$380,786	$404,501
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,155	$20,350
Accrued employment costs	12,944	14,312
Short-term operating lease liabilities	18,452	19,714
Other accrued liabilities	12,070	12,723
Income taxes payable	640	558
Total current liabilities	58,261	67,657
Long-term operating lease liabilities	62,552	74,664
Other long-term liabilities	44	90
Total liabilities	120,857	142,411
Redeemable noncontrolling interest	—	10,712
Shareholders’ equity:
Additional paid-in capital	112,590	109,718
Retained earnings	282,467	274,629
Accumulated other comprehensive loss	(72)	(105)
Treasury stock	(135,056)	(132,864)
Total shareholders’ equity of Vera Bradley, Inc.	259,929	251,378
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$380,786	$404,501

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net revenues	$133,265	$147,091	$470,786	$499,961
Cost of sales	63,624	87,054	214,373	261,017
Gross profit	69,641	60,037	256,413	238,944
Selling, general, and administrative expenses	67,183	70,001	241,457	265,016
Impairment of goodwill and intangible assets	5,429	39,918	5,429	69,256
Other income, net	142	107	915	457
Operating (loss) income	(2,829)	(49,775)	10,442	(94,871)
Interest income (expense), net	649	(38)	890	(153)
(Loss) income before income taxes	(2,180)	(49,813)	11,332	(95,024)
Income tax (benefit) expense	(325)	(9,211)	3,494	(15,640)
Net (loss) income	(1,855)	(40,602)	7,838	(79,384)
Less: Net loss attributable to redeemable noncontrolling interest	—	(12,441)	—	(19,649)
Net (loss) income attributable to Vera Bradley, Inc.	$(1,855)	$(28,161)	$7,838	$(59,735)

Basic weighted-average shares outstanding	30,825	30,850	30,833	31,503
Diluted weighted-average shares outstanding	30,825	30,850	31,314	31,503

Basic net (loss) income per share attributable to Vera Bradley, Inc. common shareholders	$(0.06)	$(0.91)	$0.25	$(1.90)
Diluted net (loss) income per share attributable to Vera Bradley, Inc. common shareholders	$(0.06)	$(0.91)	$0.25	$(1.90)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2024	January 28, 2023
Cash flows from operating activities
Net income (loss)	$7,838	$(79,384)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	7,968	8,854
Amortization of operating right-of-use assets	21,021	21,543
Goodwill and intangible asset impairment	5,429	69,256
Other impairment charges	—	1,351
Amortization of intangible assets	2,916	3,303
Provision for doubtful accounts	322	(77)
Stock-based compensation	2,942	3,241
Deferred income taxes	1,761	(17,685)
Other non-cash charges, net	7	6
Changes in assets and liabilities:
Accounts receivable	4,671	(1,347)
Inventories	23,997	2,606
Prepaid expenses and other assets	(833)	3,882
Accounts payable	(5,989)	(10,223)
Income taxes	932	8,638
Operating lease liabilities, net	(22,929)	(25,398)
Accrued and other liabilities	(2,060)	(1,987)
Net cash provided by (used in) operating activities	47,993	(13,421)
Cash flows from investing activities
Purchases of property, plant, and equipment	(3,770)	(8,239)
Cash paid for business acquisition	(10,000)	—
Net cash used in investing activities	(13,770)	(8,239)
Cash flows from financing activities
Tax withholdings for equity compensation	(1,356)	(1,430)
Repurchase of common stock	(2,192)	(18,062)
Distributions to redeemable noncontrolling interest	—	(613)
Net cash used in financing activities	(3,548)	(20,105)
Effect of exchange rate changes on cash and cash equivalents	33	(76)
Net increase (decrease) in cash and cash equivalents	30,708	(41,841)
Cash and cash equivalents, beginning of period	46,595	88,436
Cash and cash equivalents, end of period	$77,303	$46,595

Vera Bradley, Inc.
Fourth Quarter Fiscal 2024
GAAP to Non-GAAP Reconciliation Fourteen Weeks Ended February 3, 2024
(in thousands, except per share amounts)
(unaudited)

Fourteen Weeks Ended
Net income attributable to Vera Bradley, Inc.	$(1,855)
Impairment of intangible asset (1)	5,429
Amortization of definite-lived intangible assets(1)	729
Severance(1)	541
Consulting and professional fees(1)	223
Income tax adjustments(2)	(1,577)
Net income attributable to Vera Bradley - Non-GAAP	3,490
Diluted net income per share available to Vera Bradley, Inc. common shareholders - Non-GAAP	$0.11
(1) Recorded in Selling, general and administrative expenses
(2) Related to the tax impact of the charges mentioned above

	Fourteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$18,204	$4,402	$(7,303)	$(18,132)	$(2,829)
Impairment of intangible assets	—	—	5,429	—	5,429
Amortization of definite-lived intangible assets	—	—	729	—	729
Severance charges	232	309	—	—	541
Consulting and professional fees	—	—	153	70	223
Operating income (loss) - Non-GAAP	$18,436	$4,711	$(992)	$(18,062)	$4,093

Vera Bradley, Inc.
Fourth Quarter Fiscal 2023
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 28, 2023
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss attributable to Vera Bradley, Inc.	$(28,161)
Impairment of goodwill and intangible assets	39,918
Severance charges(1)	3,062
CEO sign-on bonus and relocation expenses(1)	1,036
Amortization of definite-lived intangible assets(1)	998
PO cancellation charges(2)	707
Consulting fees, retention, and other(1)	524
Income tax adjustments(3)	(8,838)
Noncontrolling interest adjustments	(10,245)
Net loss attributable to Vera Bradley - Non-GAAP	(999)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders - Non-GAAP	$(0.03)
(1) Recorded in Selling, general and administrative expenses
(2) Recorded in Cost of sales
(3) Related to the tax impact of the charges mentioned above

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$18,490	$4,556	$(49,760)	$(23,061)	$(49,775)
Impairment of goodwill and intangible assets	—	—	39,918	—	39,918
Severance charges	—	—	—	3,062	3,062
CEO sign-on bonus	—	—	—	1,036	1,036
Amortization of definite-lived intangible assets	—	—	998	—	998
PO cancellation fees	539	168	—	—	707
Consulting and professional fees	—	—	64	252	316
Former CEO retention and stock-based compensation	—	—	—	208	208
Operating income (loss) - Non-GAAP	$19,029	$4,724	$(8,780)	$(18,503)	$(3,530)

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Three Weeks Ended February 3, 2024
(in thousands, except per share amounts)
(unaudited)

Fifty-Three Weeks Ended
Net income attributable to Vera Bradley, Inc.	$7,838
Impairment of intangible asset	5,429
Amortization of definite-lived intangible assets(1)	2,916
Severance(1)	2,913
Consulting and professional fees(1)	881
Income tax adjustments(2)	(2,824)
Net income attributable to Vera Bradley - Non-GAAP	17,153
Diluted net income per share available to Vera Bradley, Inc. common shareholders - Non-GAAP	$0.55
(1) Recorded in Selling, general and administrative expenses
(2) Related to the tax impact of the charges mentioned above

	Fifty-Three Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$61,873	$24,279	$(2,321)	$(73,389)	$10,442
Impairment of intangible assets	—	—	5,429	—	5,429
Amortization of definite-lived intangible assets	—	—	2,916	—	2,916
Severance charges	574	309	79	1,951	2,913
Consulting and professional fees	—	—	153	728	881
Operating income (loss) - Non-GAAP	$62,447	$24,588	$6,256	$(70,710)	$22,581

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 28, 2023
(in thousands, except per share amounts)
(unaudited)

Fifty-Two Weeks Ended
Net loss attributable to Vera Bradley, Inc.	$(59,735)
Goodwill and intangible impairment adjustments	69,256
Severance charges(1)	9,182
Consulting, professional fees, and other(1)	4,354
Amortization of definite-lived intangible assets(1)	3,303
PO cancellation fees(2)	1,565
Bonus, relocation, retention, and other(1)	1,487
Store and right-of-use asset impairment charges(1)	1,351
Income tax adjustments(3)	(15,715)
Noncontrolling interest adjustments	(18,290)
Net loss attributable to Vera Bradley, Inc. - Non-GAAP	(3,242)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders - Non-GAAP	$(0.10)
(1) Recorded in Selling, general and administrative expenses
(2) Recorded in Cost of sales
(3) Related to the tax impact of the charges mentioned above

	Fifty-Two Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated corporate expenses	Total
Operating income (loss)	$51,097	$22,965	$(78,591)	$(90,342)	$(94,871)
Goodwill and intangible asset impairment charges	—	—	69,256	—	69,256
Severance charges	15	—	422	8,745	9,182
Consulting and professional fees	—	—	179	4,175	4,354
Amortization of definite-lived intangible assets	—	—	3,303	—	3,303
PO cancellation fees	1,263	302	—	—	1,565
CEO sign-on bonus and relocation	—	—	—	1,036	1,036
Store impairment charges and goodMRKT brand exit costs	839	—	—	—	839
Right of use asset impairment charge	—	—	—	592	592
Salary retention and stock-based compensation	—	—	—	371	371
Operating income (loss) - Non-GAAP	$53,214	$23,267	$(5,431)	$(75,423)	$(4,373)

Vera Bradley, Inc.
Free Cash Flow Reconciliation
(in thousands)
(unaudited)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2024	January 28, 2023
Net cash provided by (used in) operating activities	$47,993	$(13,421)
Purchases of property, plant, and equipment	(3,770)	(8,239)
Free cash flow (cash usage)	$44,223	$(21,660)